Exhibit 10.32

October 12, 2016

Alfred W. Young, Jr.
287 Hudson Court
Holland, PA 18966

Dear Alfred:

It is with great pleasure that we extend to you an offer to join Walter Investment Management Corp. (the “Company”) as Executive Vice President and Chief Risk and Compliance Officer. This letter will confirm the basic terms and conditions of your offer:

Position: You will be employed in the position of Executive Vice President and Chief Risk and Compliance Officer, reporting to Anthony Renzi or such other management representatives as the Company may designate from time to time depending on business needs and circumstances (the “Designated Officer”).  We anticipate your employment will commence on or about November 1, 2016 or such other date that is mutually agreeable, but in no event later than December 1, 2016. Your principal place of employment will be in Fort Washington, PA, although you agree that you may be required to travel from time to time for business reasons.

Salary: While employed hereunder, you will receive an annual base pay of $300,000 per year, before deducting all applicable withholdings, payable at the time and in the manner dictated by the Company’s standard payroll policies and practices, as in effect from time to time.

Annual Bonus: While employed hereunder, in respect of the 2017 fiscal year, you will be eligible for an annual incentive bonus opportunity under the Company’s annual incentive plan. The annual incentive bonus, if any, will be earned based on objectives established by the Designated Officer. For the 2017 fiscal year, you will be eligible to earn a target bonus of $300,000, depending on the extent to which the objectives established by the Designated Officer, and if applicable, approved by the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Compensation Committee”), are satisfied. Annual incentive bonus payments, if any, are typically paid on or before March 15th of the year following the year to which the bonus relates, subject to your continued employment through and including the bonus payment date.

The Designated Officer or the Compensation Committee, as applicable, will review your salary and annual incentive bonus opportunity at least annually to determine whether there should be any adjustments thereto.

Sign-on Bonus: The Company has agreed to provide you with a one-time sign-on bonus in the amount of $200,000, before deducting all applicable withholdings, to be payable within 30 days after your start date. Should you voluntarily resign from the Company or be terminated by the Company for cause (as determined by the

Company in its good faith discretion), in each case, on or prior to the first anniversary of your start date, you will be required to repay to the Company, within sixty (60) days following such termination date, an amount equal to the product of (A) the sign-on bonus and (B) a fraction, the numerator of which is 365 less the number of full days of your employment with the Company between the start date through and including the date of such termination of employment, and the denominator of which is 365.

Long Term Equity Incentive Plan: Beginning with the 2017 grant cycle, which will occur in 2017, subject to your continued employment hereunder, management will recommend to the Compensation Committee that you be eligible to participate in the Company’s long-term incentive plan in a like manner and to the same degree as similarly situated employees. For the 2017 grant cycle, management will recommend that you receive a long-term equity incentive opportunity with a target economic value of $300,000 on the date of the grant.

Non-Disclosure, Non-Solicitation, and Non-Competition Agreement: You will, as a condition of employment, be required to execute the Employee Agreement on Non-Disclosure, Non-Solicitation and Non-Competition attached hereto in Exhibit A.

Benefits: You will also be eligible to participate in and receive the following:

Health / Welfare & Retirement Benefits:  In addition to compensation, you shall be entitled to participate in all employment benefit programs including, but not limited to, medical, dental, disability, group life, 401(k), and any other benefits as the Company may from time to time and in its sole discretion make available to all employees of similar rank, subject to eligibility requirements.  You will be eligible to participate in these benefits on the first of the month following 30 days of employment.

Paid Time Off and Holidays:  As a Sr. Executive, the Company will be providing unlimited paid time off.
You will be on the honor system to take as much paid time off as is needed, while still ensuring that your job duties and responsibilities are being met. In addition, you will also receive such paid holidays consistent with the Company’s standard policies or as the Company’s Board of Directors may approve.

At-Will Employment: You will be employed at will, which means that either you or the Company can elect to terminate the employment relationship at any time, for any or no reason; provided, however, that you will be required to provide the Company at least two weeks’ prior written notice of your termination of employment. Notwithstanding the foregoing, the Company may, in its sole and absolute discretion, by written notice to you, accelerate such date of termination. All base salary, benefits and other compensation will end upon the termination of your employment except as required by applicable law.

Background Check: In accordance with standard Company practice, your employment is contingent upon satisfactory completion of a background check and a drug screen.

This offer letter replaces any previous oral or written representations about this job offer and is to be interpreted and governed by the laws of the State of Pennsylvania.
This letter may be signed in counterparts, each of which, along with any facsimile or scanned email version, will be deemed an original.

If you should have any questions, please do not hesitate to contact me. Otherwise, please sign and return this letter. I am confident that you will find your assignment both challenging and rewarding.  I'm excited that you have accepted employment with the Company and look forward to working with you.

Sincerely,

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Walter Investment Management Corp.

/s/ Anthony Renzi
Anthony Renzi
Chief Executive Officer and President

ACKNOWLEDGMENT

I hereby agree to employment on the terms and conditions set forth in this letter.

Dated:  October 12, 2016

/s/ Alfred W. Young, Jr.
Alfred W. Young, Jr.

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